Exhibit 99.1

“Your Business Communications Partner”

For Immediate Release:
November 16, 2004

USA Mobility Contact:
Bob Lougee
(508) 435-6117

Metrocall/Arch Merger Completed

USA Mobility Creates National Leader in Cost-Effective Paging Solutions

     Alexandria, VA, Tuesday, November 16, 2004 — USA Mobility, Inc. announced today the completion of the merger of Metrocall Holdings, Inc. (NASDAQ: MTOH) and Arch Wireless, Inc. (NASDAQ: AWIN). USA Mobility combines the two leading independent paging and wireless messaging companies in the United States.

     Vincent D. Kelly, USA Mobility President and CEO, commented: “USA Mobility is now the largest national paging company and the undisputed leader in wireless messaging. We have extensive network infrastructure, sales and distribution channels and customer support capabilities. Our facilities-based messaging platform continues to represent one of the most compelling cost/benefit and reliable wireless communications offerings available today. Through our strategic relationships we offer mobile phones, data applications, including Blackberry, Wi-Fi, in-building systems, and location-based services for customers who require more advanced solutions. We recognize that over the course of 2004 the paging industry has continued to shrink due to considerable competitive pressure from new cellular and PCS technologies. This consolidation in the face of that pressure brings together the best of both companies’ management, systems and practices and allows us to take advantage of significant financial and operational synergies that would not otherwise have been available to Arch and Metrocall on a stand-alone basis. We will operate the combined company with the same cash flow oriented objectives that we each embraced on a stand-alone basis, while continuing to provide our customers with premiere paging and wireless messaging products and services and first-class customer service.”

     In the merger, Metrocall shareholders who properly elected to receive cash for their shares of Metrocall common stock will receive $75.00 in cash per Metrocall share for a total of 2 million Metrocall shares of common stock. As a result of more than 2 million shares being tendered by Metrocall shareholders for cash election, Metrocall shareholders who participated in the cash election will receive cash for approximately 42.38% of the shares of Metrocall common stock tendered. Each remaining share of Metrocall common stock, other than shares for which proper notice was delivered to Metrocall, and not withdrawn, seeking appraisal under Delaware law, has been converted into 1.876 shares of USA Mobility common stock. Each share of Arch common stock has been converted into one share of USA Mobility common stock. Information regarding exchange of share certificates will be sent to former Metrocall and Arch shareholders as soon as practicable. On November 17, 2004, the common stock of USA Mobility will begin trading on the NASDAQ National Market under the symbol “USMO,” and the common stocks of Metrocall (“MTOH”) and Arch (“AWIN”) will cease trading on the NASDAQ National Market.

     To fund, in part, the $150 million in cash consideration payable to Metrocall stockholders in the merger, Metrocall, Inc. and Arch Wireless Operating, Inc., two subsidiaries of USA Mobility, borrowed $140 million under a senior secured credit facility from a syndicate of lenders led by UBS Loan Finance LLC and UBS Securities LLC. USA Mobility and substantially all of its subsidiaries have guaranteed the facility on a joint and several basis. Available cash on hand at Metrocall and Arch was used to pay the balance of the cash consideration to Metrocall stockholders as well as fees, costs and expenses associated with the transaction and will be used for working capital purposes of the combined company.

About USA Mobility

     USA Mobility, Inc. is the new holding company formed as the result of the merger of Metrocall Holdings, Inc and Arch Wireless, Inc. which closed on November 16, 2004.

     USA Mobility, Inc. headquartered in Alexandria, Virginia is a leading provider of paging products and other wireless services to the business, government and healthcare sectors. USA Mobility offers traditional numeric, one-way text and two-way paging. In addition, the company offers mobile voice and data services through Nextel and AT&T Wireless/Cingular as well as wireless e-mail solutions. The company’s product offerings include Integrated Resource Management Systems with wireless connectivity solutions for medical, business, government and other campus environments. USA Mobility focuses on the business-to-business marketplace and supplies wireless mobile connectivity solutions to businesses and organizations of all sizes. In addition to its reliable, nationwide one-way networks, USA Mobility’s two-way networks have the largest high-powered terrestrial ReFLEX footprint in the United States with roaming partners in Canada, Mexico and the Caribbean. USA Mobility provides the preferred ReFLEX wireless data network for many of the largest telecommunication companies in the United States that source network services and resell under their own brand names. For further information visit www.metrocall.com and/or www.arch.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act: Statements contained herein or in prior press releases which are not historical fact, such as statements regarding USA Mobility’s projected revenues, cash flows and operating results following completion of the merger of Metrocall and Arch, are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties that may cause USA Mobility’s actual results to be materially different from the future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expectations include, but are not limited to, declining demand for their paging products and services, USA Mobility’s ability to continue to reduce operating expenses, USA Mobility’s future capital needs, competitive pricing pressures, competition from both traditional paging services and other wireless communications services, government regulation, reliance upon third-party providers for certain equipment and services, the timely and efficient integration of the operations and facilities of Metrocall and Arch as well as other risks described from time to time in USA Mobility’s, Arch’s and Metrocall’s periodic reports and registration statements filed with the Securities and Exchange Commission. Although USA Mobility believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, they can give no assurance that their expectations will be attained. USA Mobility disclaims any intent or obligation to update any forward-looking statements.

# # #